Exhibit 3.27

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

HUGHES GP & MANAGEMENT, INC.

David Bearman, being the Vice President of Hughes GP & Management, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:             That the Certificate of Incorporation of the Corporation be, and hereby is, amended by deleting Article One in its entirety and substituting in lieu thereof a new Article One to read as follows:

“The name of the Corporation is HD Supply GP & Management, Inc. (the “Corporation”).”

SECOND:        That the Board of Directors of the Corporation, by the unanimous written consent of all of its members, adopted a resolution proposing and declaring advisable the foregoing amendment to the Certificate of Incorporation of the Corporation pursuant to the provisions of Section 141(b) and 242 of the General Corporation Law of the State of Delaware and directed that such amendment be submitted to the stockholders of the Corporation entitled to vote thereon for their consideration, approval and adoption thereof and the necessary number of shares as required by the statute were voted in favor of the amendment.

THIRD:            That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Hughes GP & Management, Inc. has caused this certificate to be signed this 24th day of October, 2006.

HUGHES GP & MANAGEMENT, INC.

/s/ David Bearman
David Bearman, Vice President

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

Z&L ACQUISITION CORP.

IT IS HEREBY CERTIFIED THAT:

1.        The name of the corporation (hereinafter referred to as the “Corporation”) is Z&L Acquisition Corp.

2.        The certificate of incorporation of the Corporation is hereby amended by striking out the Article thereof numbered “First” and by substituting in lieu thereof the following new Article:

“FIRST:    The name of the corporation is Hughes GP & Management, Inc. (the “Corporation”).”

3.        The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Z&L Acquisition Corp, has caused this certificate to be signed by the undersigned authorized officer this 19th day of November, 2004.

Z&L ACQUISITION CORP.

By:	/s/ John Paré
Name:	John Paré
Title:	Secretary

CERTIFICATE OF INCORPORATION

OF

Z&L ACQUISITION CORP.

FIRST: The name of the corporation is Z&L Acquisition Corp. (the “Corporation”).

SECOND: The registered office of the Corporation in the State of Delaware is located at 1201 Market Street, Suite 1700, County of New Castle, Wilmington, Delaware 19801. The registered agent of the Corporation at such address is Delaware Incorporators & Registration Service, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The Corporation shall have authority to issue Three Thousand (3,000) shares of common stock, having a par value of One Dollar ($l.00) per share.

FIFTH: The Corporation shall indemnify directors and officers of the Corporation to the fullest extent permitted by law.

SIXTH: The directors of the Corporation shall incur no personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director; provided, however, that the directors of the Corporation shall continue to be subject to liability (i) for any breach of their duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts or omissions arising under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any

transaction from which the directors derived an improper personal benefit. In discharging the duties of their respective positions, the board of directors, committees of the board, individual directors and individual officers may, in considering the best interest of the corporation, consider the effects of any action upon employees, suppliers and customers of the Corporation, communities in which offices or other establishments of the Corporation are located, and all other pertinent factors. In addition, the personal liability of directors shall further be limited or eliminated to the fullest extent permitted by any future amendments to Delaware law.

SEVENTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, the number of members of which shall be set forth in the bylaws of the Corporation. The directors need not be elected by ballot unless required by the bylaws of the Corporation.

EIGHTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the bylaws.

NINTH: Meetings of the stockholders will be held within or outside the State of Delaware. The books of the Corporation will be kept (subject to the provisions contained in the General Corporation Law) within or outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

TENTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereinafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

ELEVENTH: The name and mailing address of the incorporator is Gordon W. Stewart, Esquire, 1201 Market Street, Suite 1700, Wilmington, Delaware 19801.

TWELFTH: The powers of the incorporator shall terminate upon the election of directors.

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of incorporation, and, accordingly, have hereunto set my hand this 6th day of May, 1996.

/s/ Gordon W. Stewart
Gordon W. Stewart
Incorporator